Exhibit 99.(h)(3)

October 23, 2019

The Board of Trustees

Harris Associates Investment Trust

111 S. Wacker Dr., Suite 4600

Chicago, Illinois 60606

Re:        Advisory Fee Waiver Agreement

With reference to each Investment Advisory Agreement set forth on Appendix A (each, the “Advisory Agreement”) entered into by and between Harris Associates L.P. (the “Adviser”) and Harris Associates Investment Trust (the “Trust”) on behalf of each of Oakmark Fund, Oakmark Select Fund, Oakmark Equity and Income Fund, Oakmark Global Fund, Oakmark Global Select Fund and Oakmark International Fund, each a series of the Trust (each, a “Fund”), we agree as follows:

1.              The Adviser agrees to waive a portion of its Advisory Fee (as defined in the Advisory Agreement) for each Fund as set forth on Appendix B from January 28, 2020 to January 27, 2021.

2.              This letter agreement shall remain in effect until January 27, 2021.  During the period covered by this letter agreement, the fee waiver arrangement set forth herein for each Fund may only be modified by mutual agreement of the parties that, with respect to the Trust, includes a majority vote of the “non-interested” Trustees of the Trust.

3.              Neither the Trust nor any Fund will be required to reimburse the Adviser for amounts waived by the Adviser pursuant to this letter agreement.

4.              We understand that the Trust will rely on this undertaking in preparing and filing Post-Effective Amendments to the Registration Statement on Form N-1A for the Trust and each Fund with the Securities and Exchange Commission, in accruing each Fund’s expenses for purposes of calculating its net and gross asset value per share, and for other purposes permitted under Form N-1A and/or the Investment Company Act of 1940, as amended, and we expressly permit the Trust to so rely.

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Respectfully,

HARRIS ASSOCIATES L.P.

By:	/s/ Rana J. Wright
	Name:	Rana J. Wright
	Title:	General Counsel

Accepted and Agreed to by:

HARRIS ASSOCIATES INVESTMENT TRUST

on behalf of each Fund identified herein

By:	/s/ Kristi L. Rowsell
	Name:	Kristi L. Rowsell
	Title:	President

APPENDIX A

INVESTMENT ADVISORY AGREEMENTS

1.              Investment Advisory Agreement for The Oakmark Fund dated October 30, 2000, as amended.

2.              Investment Advisory Agreement for The Oakmark Select Fund dated October 30, 2000, as amended.

3.              Investment Advisory Agreement for The Oakmark Equity and Income Fund dated October 30, 2000, as amended.

4.              Investment Advisory Agreement for The Oakmark Global Fund dated October 30, 2000, as amended.

5.              Investment Advisory Agreement for The Oakmark Global Select Fund dated September 1, 2006.

6.              Investment Advisory Agreement for The Oakmark International Fund dated October 30, 2000, as amended.

APPENDIX B

ADVISORY FEE WAIVER

1.              Oakmark Fund. The Adviser shall waive the Advisory Fee it charges to Oakmark Fund by 0.043%.

2.              Oakmark Select Fund. The Adviser shall waive the Advisory Fee it charges to Oakmark Select Fund by 0.074%.

3.              Oakmark Equity and Income Fund. The Adviser shall waive the Advisory Fee it charges to Oakmark Equity and Income Fund by 0.099%.

4.              Oakmark Global Fund. The Adviser shall waive the Advisory Fee it charges to Oakmark Global Fund by 0.059%.

5.              Oakmark Global Select Fund. The Adviser shall waive the Advisory Fee it charges to Oakmark Global Select Fund by 0.066%.

6.              Oakmark International Fund. The Adviser shall waive the Advisory Fee it charges to Oakmark International Fund by 0.052%.